Exhibit 99.2

   Benihana Inc. Appoints Jose I. Ortega as Chief Financial Officer;
    Michael Burris to Remain with the Company as Vice President of
                          Investor Relations

    MIAMI--(BUSINESS WIRE)--Aug. 24, 2006--Benihana Inc. (NASDAQ:
BNHNA and BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today announced the appointment of Jose
I. Ortega as the Company's Vice President of Finance and Chief Financial Officer effective on September 1, 2006. Mr. Ortega had previously served as the Company's Controller. Mr. Ortega will succeed Michael Burris, who will assume the role of Vice President of Investor Relations.
    In the year since Mr. Ortega joined the Company, he has led the budgeting, financial reporting and Sarbanes-Oxley compliance areas as well as the implementation of the new POS system and cash management system. Mr. Ortega was formerly the director of financial reporting at Burger King Corporation.
    "We are excited to welcome Jose to his new leadership role within the Benihana family and look forward to benefiting from his well established credentials and experience. As we continue to aggressively grow our concept nationwide, we are gratified to be strengthening our senior management team with such a worthy individual, and wish him the very best in his new position," said Joel A. Schwartz, President and CEO.
    Michael Burris commented, "I am very proud of my contributions to the current success of Benihana during my 11-year affiliation with the Company. My new role at Benihana, as Vice President of Investor Relations will enable me to serve the Company's investors while allowing me to devote more time to Goodwill Industries of South Florida as a member of its board of directors, as well as to teach corporate finance at Florida International University's School of Hospitality and Tourism."

    About Benihana

    Benihana Inc. (NASDAQ:BNHNA and BNHN), now in its 41st year, operates 75 restaurants nationwide, including 57 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and eleven RA Sushi Bar restaurants. Under development at present are ten restaurants - three Benihana teppanyaki restaurants, one Haru restaurant, and six RA Sushi restaurants. In addition, eleven franchised Benihana teppanyaki restaurants are now open in the U.S. and seven in Latin America and the Caribbean, while another two are under development.

    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
             Integrated Corporate Relations:
             Tom Ryan/Raphael Gross, 203-682-8200